Exhibit (a)(1)(A)

RETRACTABLE TECHNOLOGIES, INC.

OFFERING MEMORANDUM

OFFER TO EXCHANGE STOCK OPTIONS

THE SECURITIES OFFERED HEREBY INVOLVE RISK.

SEE RISK FACTORS ON PAGE 7.

Retractable Technologies, Inc. is hereby offering to our employees and Directors an opportunity to exchange out-of-the-money stock options on a two-for-one basis in exchange for new stock options (with exercise prices per share equal to the higher of:  1) the last sales price of our Common Stock as reported on the NYSE Alternext, US, LLC (the “NYSE Alternext”) (formerly the American Stock Exchange [the “AMEX”]) on the date of grant rounded to the next highest dime or 2) $1.30) with new expiration dates which options shall  be granted under the 2008 Stock Option Plan (the “2008 Plan”).  In other words, subject to certain conditions, we are offering to exchange your options for new options with exercise prices closer to current Common Stock prices.  This offer will commence on October 17, 2008, and expire at 5:00 p.m., Central Standard Time, on November 18, 2008 (the “Expiration Date”), unless extended (the “Exchange Offer”).

The Exchange Offer will be open to all of our employees, including our executive officers, and our Directors. To be eligible, an employee must be employed by us and a Director must be serving on our Board of Directors (and no notice of termination may have been given or received by such person) at the time the offer commences through the Expiration Date of the offering.  All outstanding options held by current employees and Directors that were granted under the 1999 Stock Option Plan (the “1999 Plan”) or that were granted for consulting services are eligible for exchange through this offer.  This offering will be made on a two-for-one basis.  Accordingly, if an option holder surrenders options for the purchase of 10,000 shares of Common Stock, he will receive new options for the purchase of 5,000 shares of Common Stock.  In the event that one-half of the number of underlying shares is a fraction, the number of shares underlying the new options to be granted will be rounded to the next higher whole number.  The new options will be granted under the 2008 Plan.  The new options will expire ten years after the date of grant.  The new options will vest one year after the date of grant with the exception of options granted to non-employee Directors which will vest immediately.  Options held by employee Directors will vest on the same terms as other employees.  The new options granted to employees shall be incentive stock options, to the extent allowed by law.  The remainder of the options granted to employees (in excess of the individual incentive stock option limit) and any options granted to non-employee Directors shall be non-qualified stock options.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS EXCHANGE OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN, AND TENDER YOUR OPTIONS PURSUANT TO, THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS		1
Q.1	Why Are We Making This Exchange Offer?	1
Q.2	Why Can’t You Just Grant Eligible Participants All New Options or Re-Price Eligible Options?	1
Q.3	Which Securities Are We Offering to Exchange?	2
Q.4	Who Is Eligible to Participate in This Exchange Offer?	2
Q.5	What Is the Exchange Ratio of the Eligible Options and the New Options?	2
Q.6	Must I Participate in This Exchange Offer?	2
Q.7	How Long Do I Have to Decide Whether to Participate in This Exchange Offer?	2
Q.8	How Should I Decide Whether or Not to Exchange My Eligible Options for New Options?	2
Q.9	Will I Owe Taxes if I Exchange My Eligible Options in This Exchange Offer?	3
Q.10	What if I Have Any Questions Regarding My Options or This Exchange Offer or if I Need Additional Documents?	3
Q.11	How Do I Find Out How Many Eligible Options I Have and What Their Exercise Prices Are?	3
Q.12	Can I Exchange Options That I Have Already Fully Exercised?	3
Q.13	Can I Exchange the Remaining Portion of Eligible Options That I Have Already Partially Exercised?	4
Q.14	Can I Exchange Only Some of My Eligible Options?	4
Q.15	What Happens to Eligible Options That I Choose Not to Tender or That Are Not Accepted for Exchange in This Exchange Offer?	4
Q.16	If I Tender Eligible Options in This Exchange Offer, Am I Giving Up My Rights to Them?	4
Q.17	What if My Relationship with RTI Ends Before the Expiration Date of the Exchange Offer?	4
Q.18	How Do I Tender My Eligible Options for Exchange?	4
Q.19	When and How Can I Withdraw Previously Tendered Eligible Options?	5
Q.20	How Will I Know Whether You Have Received My Election Form or My Notice of Withdrawal?	5
Q.21	What Will Happen if I Do Not Return My Election Form by the Deadline?	5
Q.22	If I Participate in This Exchange Offer, When Will I Receive the New Options?	5
Q.23	What Will be the Exercise Price Per Share of the New Options?	5
Q.24	When Will the New Options Vest?	5
Q.25	What Happens to My New Options if I Cease to be an Employee or Director of RTI?	6
Q.26	Will My New Options be ISOs or NQSOs?	6
Q.27	For How Many Shares Will My New Options be Exercisable?	6
Q.28	When Will My New Options Expire?	6
Q.29	Are There Any Differences Between the New Options and the Eligible Options?	6
Q.30	What Happens if, After the Date of Grant of the New Options, My New Options End Up Being Underwater?	7
RISK FACTORS		7
Risks Related to This Exchange Offer		8
Risks Related to Our Business and Common Stock		9
THIS EXCHANGE OFFER		12
General Description		12
Purposes of This Exchange Offer		12
Eligible Participants		13
Eligible Options		14
Consideration Offered in Exchange for Eligible Options		14
Exchange Ratio		14
Impact of Offering on Non-Participants		14
Impact of Participation on Eligible Options		14
Offering Period		14
Expiration Date		14
Terms of New Options		15
Impact of Termination of Relationship With RTI		16
Differences Between Eligible Options and New Options		16
Procedures for Participating in This Exchange Offer (How to Tender Options)		17

ii

Failure to Properly Tender Options	18
Manner in Which Tender of Eligible Options Is Accepted	19
Withdrawal Rights (How to Revoke an Election to Participate in This Exchange Offer)	19
Accounting Consequences of This Exchange Offer	20
Modification of Exchange Offer Terms	20
Withdrawal of Exchange Offer by Company	21
Fees and Expenses	22
Effect of Unauthorized Offers	22
Regulatory Approvals	22
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	22
Incentive Stock Options (“ISOs”)	23
Non-Qualified Stock Options (“NQSOs”)	24
Persons Subject to Laws Outside the U.S.	24
Possible Tax Penalties	24
INFORMATION ABOUT THE COMPANY	25
General Description of Our Business	25
Financial Information	25
Price Range of Our Common Stock	27
Legal Proceedings	28
Future Plans	29
Additional Information	29
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN EXCHANGE OFFER	31
NO RECOMMENDATION BY COMPANY	33
QUESTIONS/DOCUMENT REQUESTS	33

iii

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

ANY TAX ADVICE CONTAINED HEREIN AND IN ANY APPENDICES HERETO WAS NOT INTENDED OR WRITTEN TO BE USED AND CANNOT BE USED BY ANY TAXPAYER FOR THE PURPOSE OF: (1) AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE RECIPIENT OR ANY TAXPAYER OR (2) PROMOTING, RECOMMENDING OR MARKETING TO ANOTHER PARTY ANY TRANSACTION OR MATTER DISCUSSED HEREIN.  THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE WRITTEN ADVICE.  THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Retractable Technologies, Inc. (referred to herein as “RTI,” the “Company,” “we,” or “us”) is hereby offering to eligible employees, including executive officers, and members of our Board of Directors (together referred to as the “Eligible Participants”) an opportunity to exchange their existing options that were granted under our 1999 Plan or that were granted for consulting services (together referred to as the “Eligible Options”) on a two-for-one basis with new options (with exercise prices per share equal to the higher of:  1) the last sales price of our Common Stock as reported on the NYSE Alternext (formerly the AMEX) on the date of grant of the new options rounded to the next highest dime or 2) $1.30) to be granted under the 2008 Plan (the “New Options”). In other words, subject to certain conditions, we are offering to exchange your current underwater options for new options with exercise prices closer to current Common Stock prices.

This offering document, including all appendices, is hereinafter referred to as the “Offering Memorandum.”  The following are answers to some questions you may have about this Exchange Offer. We encourage you to carefully read the remainder of this Offering Memorandum.  Where appropriate, we have included references to the relevant sections of this Offering Memorandum for more details.  Specifically, you are directed to review the sections labeled THIS EXCHANGE OFFER and MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES for a comprehensive discussion of the material terms of this offering.

Q.1          Why Are We Making This Exchange Offer?

We are making this Exchange Offer for incentive and compensatory purposes as well as to reduce the potential overhang of outstanding options, which is the number of shares issuable upon the vesting and exercise of outstanding stock options, by reducing the total number of shares underlying outstanding stock options which are tendered pursuant to this Exchange Offer by half. See THIS EXCHANGE OFFER-Purposes of This Exchange Offer for more information.

Q.2          Why Can’t You Just Grant Eligible Participants All New Options or Re-Price Eligible Options?

The Board of Directors approved this Exchange Offer in lieu of granting all new additional options, because it wanted to avoid the degree of potential dilution in ownership to our stockholders that would result if we granted employees and Directors options for the collective purchase of an additional 1,937,945 shares of Common Stock to supplement their out-of-the-money options.  The granting of that many additional options would have unduly increased our overhang of outstanding stock options, which may not have been viewed favorably by our stockholders.  In addition, granting that many options, without cancelling any previously granted options, would unduly increase our non-cash operating expenses, as we would need to expense the New Options without the benefit of a credit for cancelling the Eligible Options nor providing the reduction in dilution to our existing shareholders.

Re-pricing of Eligible Options was not undertaken because it would not yield the additional benefit of the reduction of overhang of options while still causing the unfavorable accounting impact on the Company.  Furthermore, maturity dates of outstanding options would not have been extended.

See THIS EXCHANGE OFFER-Purposes of This Exchange Offer for more information.

Q.3          Which Securities Are We Offering to Exchange?

Securities that may be exchanged in this offering are stock options granted under the 1999 Plan or that were granted for consulting services, whether vested or not.  This offer is subject to the terms and conditions set forth in this Offering Memorandum.  See THIS EXCHANGE OFFER-Eligible Options for more information.

Q.4          Who Is Eligible to Participate in This Exchange Offer?

Persons who are employees (including executive officers) or Directors of RTI as of October 17, 2008, and who have not given or received a notice of termination of such relationship with RTI as of the Expiration Date and who hold their positions and their Eligible Options throughout this period of time may participate in this offering.  See THIS EXCHANGE OFFER-Eligible Participants for more information.

Q.5          What Is the Exchange Ratio of the Eligible Options and the New Options?

The offering will be made on a two-for-one basis.  Accordingly, if an option holder surrenders options for the purchase of 10,000 shares of Common Stock, he will receive New Options for the purchase of 5,000 shares of Common Stock.  In the event that one-half the number of underlying shares is a fraction, the number of shares underlying the New Options to be granted will be rounded to the next higher whole number.

Q.6          Must I Participate in This Exchange Offer?

No. Your participation is completely voluntary. If you choose not to participate, you will keep your Eligible Options, you will not receive New Options under the Exchange Offer, and no changes will be made to the terms of your Eligible Options.  See THIS EXCHANGE OFFER-Impact of Offering on Non-Participants for more information.

Q.7          How Long Do I Have to Decide Whether to Participate in This Exchange Offer?

We expect that the Expiration Date will be November 18, 2008, at 5:00 p.m., Central Standard Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term Expiration Date will refer to the time and date at which the extended offer expires.  See THIS EXCHANGE OFFER-Expiration Date for more information.

Q.8          How Should I Decide Whether or Not to Exchange My Eligible Options for New Options?

We are providing information to assist you in making your own informed decision. We are not making any recommendation as to whether you should or should not participate in the Exchange Offer. You may seek your own outside legal counsel, accountant, or financial advisor for further advice. No one from RTI is, or will be, authorized to provide you with additional information in this regard. Please also review the RISK FACTORS section that appears after this section.  See NO RECOMMENDATION BY COMPANY for more information.

Q.9          Will I Owe Taxes if I Exchange My Eligible Options in This Exchange Offer?

The exchange of Eligible Options for New Options should be treated as non-taxable and no income should be recognized for U.S. federal income tax purposes upon the grant of the New Options. See MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES for more information with regard to U.S. tax consequences.

However, your tax consequences may differ based on your particular situation.  If you are subject to foreign tax laws, even if you are a resident of the U.S., there may be tax consequences for participating in this Exchange Offer. We recommend you consult your own tax advisor to determine your particular tax consequences of tendering Eligible Options pursuant to this Exchange Offer. See MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES for more information with regard to U.S. tax consequences.

WE ADVISE ALL ELIGIBLE PARTICIPANTS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO LOCAL, STATE, FEDERAL, AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATING IN THIS EXCHANGE OFFER.

Q.10       What if I Have Any Questions Regarding My Options or This Exchange Offer or if I Need Additional Documents?

You should direct questions about this Exchange Offer (including requests for additional copies of this Offering Memorandum or any other documents) to Mr. Douglas W. Cowan at:

Retractable Technologies, Inc.

511 Lobo Lane

Little Elm, Texas 75068

Telephone: (972) 294-1010

Facsimile: (972) 292-1630

rtifinancial@vanishpoint.com

See QUESTIONS/DOCUMENT REQUESTS for more information.

Q.11       How Do I Find Out How Many Eligible Options I Have and What Their Exercise Prices Are?

The Election Form enclosed with this Exchange Offer includes at the top of the page a summary of the number of shares underlying your outstanding Eligible Options as of the date of this Exchange Offer.  In addition, you can at any time confirm the number of options that you have, their dates of grant, remaining terms, exercise prices, vesting schedules, and other information by contacting Mr. Douglas W. Cowan at the Company.  See QUESTIONS/DOCUMENT REQUESTS for more information.

Q.12       Can I Exchange Options That I Have Already Fully Exercised?

No.  This Exchange Offer applies only to outstanding Eligible Options. Options that have been fully exercised are no longer outstanding.  See THIS EXCHANGE OFFER-Eligible Options for more information.

Q.13       Can I Exchange the Remaining Portion of Eligible Options That I Have Already Partially Exercised?

Yes.  If you previously exercised Eligible Options in part, the remaining unexercised portion of the Eligible Options could be exchanged under this Exchange Offer.   See THIS EXCHANGE OFFER-Eligible Options for more information.

Q.14       Can I Exchange Only Some of My Eligible Options?

No.  This offering is being made on an all-or-none basis.  Eligible Participants desiring to participate in the exchange must agree to tender all of their outstanding Eligible Options.  No partial tenders will be accepted.  See THIS EXCHANGE OFFER-General Description for more information.

Q.15       What Happens to Eligible Options That I Choose Not to Tender or That Are Not Accepted for Exchange in This Exchange Offer?

This Exchange Offer will have no effect on Eligible Options that you choose not to tender, or on Eligible Options that are not accepted for exchange in this Exchange Offer.   See THIS EXCHANGE OFFER-Failure to Properly Tender Options and Impact of Offering on Non-Participants for more information.

Q.16       If I Tender Eligible Options in This Exchange Offer, Am I Giving Up My Rights to Them?

Yes. When you tender your Eligible Options and we accept them for exchange, those Eligible Options will be cancelled and you will no longer have any rights to them as of the Expiration Date (unless you timely deliver a proper Notice of Withdrawal prior to the Expiration date).  See THIS EXCHANGE OFFER-Manner in Which Tender of Eligible Options Is Accepted for more information.

Q.17       What if My Relationship with RTI Ends Before the Expiration Date of the Exchange Offer?

If you have tendered Eligible Options under this Exchange Offer and you have given or received a notice of the termination of your relationship with RTI for any reason prior to the Expiration Date or if you are no longer serving as an employee or Director as of the Expiration Date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for cancellation.  See THIS EXCHANGE OFFER-Eligible Participants and Impact of Termination of Relationship with RTI  for more information.

Q.18       How Do I Tender My Eligible Options for Exchange?

If you are an Eligible Participant, you may tender your Eligible Options at any time before this Exchange Offer closes on the Expiration Date.  To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form (and any other document it requires) to the Company prior to the Expiration Date. Your Eligible Options will not be considered tendered until we RECEIVE a properly completed and signed Election Form (and any other document it requires).  See THIS EXCHANGE OFFER-Procedures for Participating in This Exchange Offer (How to Tender Options) and Failure to Properly Tender Options for more information.

Q.19       When and How Can I Withdraw Previously Tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before the Expiration Date. To withdraw tendered Eligible Options, you must deliver to us (and we must RECEIVE) a properly completed and signed Notice of Withdrawal (and any other document it requires) before the Expiration Date.

Once you have withdrawn Eligible Options, you may re-tender your Eligible Options only by again following the procedures described for validly tendering options in this Exchange Offer as discussed in Question 18 above. See THIS EXCHANGE OFFER-Withdrawal Rights (How to Revoke an Election to Participate in This Exchange Offer) for more information.

Q.20       How Will I Know Whether You Have Received My Election Form or My Notice of Withdrawal?

It is your responsibility to ensure that we RECEIVE your Election Form or Notice of Withdrawal (and any other documents they require), as applicable, prior to the Expiration Date.  We recommend that you utilize a method of delivery that allows for proof of delivery.

We will send you a Confirmation of Receipt of Election Form (or of Notice of Withdrawal) shortly after we receive it. However, it is your responsibility to ensure that we RECEIVE your Election Form or Notice of Withdrawal (and any other documents they require), as applicable, prior to the Expiration Date.  See THIS EXCHANGE OFFER-Procedures for Participating in This Exchange Offer (How to Tender Options) and Withdrawal Rights (How to Revoke an Election to Participate in This Exchange Offer) for more information.

Q.21       What Will Happen if I Do Not Return My Election Form by the Deadline?

If we do not RECEIVE your Election Form (and any other document it requires) by the Expiration Date, then all Eligible Options held by you will remain outstanding at their original exercise prices and subject to their original terms. See THIS EXCHANGE OFFER-Failure to Properly Tender Options for more information.

Q.22       If I Participate in This Exchange Offer, When Will I Receive the New Options?

We will grant New Options promptly following the date that the Eligible Options are accepted for exchange and cancelled. The date of grant of the New Options will be the Expiration Date (hereinafter also referred to as the “Date of Grant”).   Promptly thereafter we will deliver you individual option agreements.  See THIS EXCHANGE OFFER-Manner in Which Tender of Eligible Options Is Accepted for more information.

Q.23       What Will be the Exercise Price Per Share of the New Options?

The exercise price per share of the New Options will be equal to the higher of:  1) the last sales price of our Common Stock as reported on the NYSE Alternext on the Date of Grant of the New Options rounded to the next highest dime or 2) $1.30.  See THIS EXCHANGE OFFER-Terms of New Options-Exercise Price for more information.

Q.24       When Will the New Options Vest?

Subject to the terms of the 2008 Plan, New Options held by an employee will vest one year after the Date of Grant and New Options held by non-employee Directors shall vest immediately upon grant.

Q.25       What Happens to My New Options if I Cease to be an Employee or Director of RTI?

The treatment of your New Options after termination of your relationship with RTI depends on a variety of factors including the circumstances of the termination as well as the type of New Options (incentive stock options [ISOs] or non-qualified stock options [NQSOs]).

In the event of termination of your relationship with RTI, any non-vested options will terminate immediately.  If your relationship with RTI is terminated for cause, any vested options will also immediately terminate.

If your relationship with RTI is terminated for a reason other than cause, death or disability, any vested ISOs may be exercised for a period of three months (at which time they will terminate).  In the event of termination of a relationship for a reason other than cause, death or disability, any vested NQSOs will continue pursuant to their terms.  If your relationship terminates due to death or disability, vested options (whether ISOs or NQSOs) will terminate at the end of one year from the Date of Grant.  See THIS EXCHANGE OFFER-Impact of Termination of Relationship With RTI for more information.

Q.26       Will My New Options be ISOs or NQSOs?

Many of the New Options granted to employees will be ISOs. New Options granted to non-employee Directors and some New Options granted to certain employees with a large number of options will be NQSOs. If you are an employee and you tender Eligible Options (whether ISOs or NQSOs) and your Eligible Options are accepted and cancelled, the New Options granted to you will be ISOs unless federal tax rules limit this characterization.  If tax rules limit this characterization, then your New Options will be NQSOs.  If you are a non-employee Director any New Options you are granted will be NQSOs.  See MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES for more information.

Q.27       For How Many Shares Will My New Options be Exercisable?

Your New Options will be exercisable for half the number of shares for which your Eligible Options were exercisable.  The offering will be made on a two-for-one basis.  Accordingly, if an Eligible Participant surrenders options for the purchase of 10,000 shares, he or she will receive New Options for the purchase of 5,000 shares of Common Stock.  In the event that one-half of the number of underlying shares is a fraction, the number of shares underlying the New Options to be granted will be rounded to the next higher whole number.

Q.28       When Will My New Options Expire?

All New Options will expire ten years from the Date of Grant of the New Options. If you cease to be an employee or Director of RTI, your New Options will expire earlier (with the exception of certain then vested NQSOs which will continue under their terms).  See THIS EXCHANGE OFFER-Impact of Termination of Relationship With RTI  for more information.

Q.29       Are There Any Differences Between the New Options and the Eligible Options?

Yes.  New Options will be exercisable for half the number of shares as the Eligible Options surrendered for them and will have substantially the same terms and conditions as the Eligible Options surrendered, except as follows:

•              The exercise price for the New Options will be equal to the higher of:  1) the last sales price of the Common Stock as reported on the NYSE Alternext on the Date of Grant of the New Options rounded to the next highest dime or 2) $1.30;

•              The New Options will have a new ten (10) year termination period beginning on the Date of Grant;

•              Holders of New Options which are NQSOs must pay required withholding and employment taxes due on the date of exercise by the payment of cash (instead of delivery of shares);

•              The New Options will not be transferable, except by will or by the laws of descent and distribution; and

•              The New Options will continue, like the Eligible Options, to vest immediately in the event of dissolution, liquidation, or merger where the Company does not survive.  However, each New Option holder will now have three months in which to exercise his New Options in such event.  In addition, the New Options will also vest immediately in the event of the transfer of 50 percent or more of the Common Stock then outstanding or the sale of substantially all of the assets of the Company.

See THIS EXCHANGE OFFER-Differences Between Eligible Options and New Options more information.

Q.30       What Happens if, After the Date of Grant of the New Options, My New Options End Up Being Underwater?

Underwater options are options with exercise prices above current market prices.  The Exchange Offer is a one-time opportunity and is not expected to be offered again in the future. Your Eligible Options are currently valid for ten years from the Date of Grant and your New Options will be valid for ten years from the Date of Grant of the New Options, in each case, generally subject to your continued relationship with RTI (except with regard to certain then vested NQSOs). We can provide no assurance as to the possible price of our Common Stock at any time in the future. As such, we do not anticipate at this time offering option holders another opportunity to exchange underwater options for different options. If we do offer option holders another opportunity to exchange underwater options, we would once again need to seek stockholder approval for such exchange.

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this Exchange Offer.

Risks Related to This Exchange Offer

You should carefully consider the following material risks facing you if you participate in this Exchange Offer.  If any of these risks occur, the value of the exchange and the New Options you could receive could be materially affected.

You May Lose Your Options

If you exchange Eligible Options for New Options and your relationship with RTI terminates before the New Options vest, your New Options will immediately terminate.  If your termination of relationship with RTI is for cause, your New Options will terminate immediately.

If your options are vested and your termination of relationship with RTI is not for cause, death or disability, any New Options which are ISOs will terminate within three months but NQSOs will continue according to their terms.  If your New Options are vested but your relationship with RTI terminates due to death or disability, any New Options (ISOs or NQSOs) will terminate within one year of the termination.

Nothing in this Exchange Offer may be construed to confer upon you the right to remain with RTI. The terms of your relationship with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain with us through the Date of Grant of the New Options or thereafter.

Some ISOs May be Exchanged for NQSOs With Less Beneficial Tax Consequences

If you elect to participate in this Exchange Offer, some of the New Options granted to you may be either  ISOs or NQSOs which have different federal income tax ramifications.  Generally, an option holder will not realize taxable income at the time an ISO is granted or exercised although such exercise may cause the option holder to incur alternative minimum tax liability even if he has no taxable income under general income tax principles. However, taxable income will be realized by the option holder at the time of exercise of an NQSO.  We advise all Eligible Participants who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in this Exchange Offer. If you are subject to foreign tax laws, even if you are a resident of the U.S., there may be tax consequences for participating in this Exchange Offer.

Your ISO May Be Negatively Affected Even if You Don’t Participate Unless You Affirmatively Decline the Offer

Should an option holder with ISOs choose not to participate but not affirmatively decline the Exchange Offer within 30 days, he may be deemed to have a “modified option” under Treasury Regulations applicable to statutory options.  Such modified option will contain all the prior terms of the existing option, except that the Date of Grant of the option will be deemed to be the first day of the Exchange Offer.  The modification of such option may result in material adverse tax consequences to the option holder. The exercise of an ISO generally will not result in taxable income to the option holder (with the possible exception of alternative minimum tax liability) if you do not dispose of the shares received upon exercise of the option less than one year after the date of exercise and two years after the Date of Grant and you are continuously an employee from the Date of Grant to three months before the date of exercise (or twelve months in the event of death or disability). A modification described above could mean that this holding period begins again.  Therefore, should you choose not to participate in the Exchange Offer but do not affirmatively reject the Exchange Offer and you dispose of the stock underlying an ISO prior to the satisfaction of the new holding periods (two years from the first day of the Exchange Offer and one year from exercise of the option) you may be taxed as if you received compensation in the year of the disposition.  You must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of: 1) the fair market value of the stock on the date of exercise minus the option price or 2) the amount realized on disposition of the stock minus the option price.  Any gain in excess of these amounts will be treated as either short-term or long-term capital gain.  See MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES for more information.

Your New Options May be Worth Less Than Your Eligible Options if Our Stock Price Increases

The exercise price of the New Options will be the higher of:  1) the last sales price of our Common Stock as reported on the NYSE Alternext on the Date of Grant of the New Options rounded to the next highest dime or 2) $1.30.  Accordingly, if the market price of our Common Stock increases significantly (i.e. to an amount higher than the exercise price of your Eligible Options) after the date you tender your Eligible Options for exchange and before the Date of Grant of the New Options, the New Options that you receive in exchange for them might be worth less than the Eligible Options. In such a case, you may be economically better off keeping your Eligible Options.  However, the closing price of our Common Stock on July 28, 2008, was $1.22, while the weighted average exercise price of the Eligible Options held by Eligible Participants was $8.78 on the same date.

Risks Related to Our Business and Common Stock

You should carefully consider the following material risks facing us.  If any of these risks occur, our business, results of operations, or financial condition and the value of your options could be materially affected.

We Compete in a Monopolistic Marketplace

We operate in an environment that is dominated by the major syringe manufacturer in the U.S., Becton Dickinson and Company (“BD”).  We believe that its monopolistic business practices continue despite its paying us $100 million to settle a prior lawsuit for anticompetitive practices, business disparagement, and tortious interference.  Although we have made limited progress in some areas, such as the alternate care and international markets, our volumes are not as high as they should be given the nature and quality of our product, and the federal and state legislation requiring use of safe needle devices.

Our Cash Position Is Decreasing and Legal Expenses Are Increasing

Due to our operating losses and currently increasing legal fees, our cash position declined $6.3 million in 2007.  Our litigation efforts will continue to require a significant amount of cash until the issues are resolved.  Our lawsuit against BD is currently scheduled for trial in March 2009.  After conclusion of the trial, legal expenses are expected to decrease significantly despite multiple ongoing cases.  See INFORMATION ABOUT THE COMPANY-Legal Proceedings.

In the event we continue to have only limited market access and the cash provided by the prior litigation settlements and generated from operations becomes insufficient and royalties from Baiyin Tonsun Medical Device Co., Ltd. are not forthcoming, we would take cost cutting measures to reduce cash requirements. Such measures could result in reduction of units being produced, reduction of workforce, reduction of salaries of officers and other nonhourly employees, and deferral of royalty payments.

We Have Generally Been Unable to Gain Sufficient Market Access to Achieve Profitable Operations

We have incurred net operating losses including through all fiscal quarters of 2007 and through the second quarter of 2008.  We may experience operating losses in the future. If we are unable to gain sufficient market access and market share, we may be unable to continue to finance research and development as well as support operations and expansion of production.

We Are Dependent On Our Aging Patent Protection

Our main competitive strength is our technology.  We are dependent on our patent rights, and if our patent rights are invalidated or circumvented, our business would be adversely affected.  Patent protection is considered, in the aggregate, to be of material importance in our marketing of products in the U.S. and in most major foreign markets.  Patents covering products that we have introduced normally provide market exclusivity, which is important for the successful marketing and sale of our products.

As our technology ages (and the associated patent life expires), our competitive position in the marketplace will weaken.  The initial patents protecting our revolutionary spring action syringe will expire beginning in May 2015.  Patent life may be extended, not through the original patents, but through related improvements.  Eventually, however, our patent protection may decrease and we will be vulnerable to other competitors utilizing our technology.

Our Patents Are Subject to Litigation

We are currently involved in multiple patent disputes.  See INFORMATION ABOUT THE COMPANY-Legal Proceedings for more information.  Patent litigation and challenges involving our patents are costly and unpredictable and may deprive us of market exclusivity for a patented product or, in some cases, third party patents may prevent us from marketing and selling a product in a particular geographic area.

We Are Vulnerable to New Technologies

Because we have a narrow focus on particular product lines and technology (currently predominantly retractable needle products), we are vulnerable to the development of superior competing products and to changes in technology which could eliminate or reduce the need for our products.  If a superior technology is created, the demand for our products could greatly diminish.

Our Competitors Have Greater Resources

The three leading manufacturers of hypodermic syringes and blood collection products are BD with a worldwide market share in the safety syringe market of approximately 50%, Sherwood with approximately 26%, and Terumo with a market share of approximately 10%.  All three companies offer both standard syringes and at least one safety syringe alternative.  BD also offers a retractable syringe.  These competitors have greater financial resources, larger and more established sales and marketing and distribution organizations, and greater market influence, including long-term contracts with group purchasing organizations.  These competitors may be able to use these resources to improve their products through research and acquisitions or develop new products, which may compete more effectively with our products.  If our competitors choose to use their resources to create products superior to ours, we may be unable to sell our products and our ability to continue operations would be weakened.

The Majority of Our International Sales Are Filled Using One Supplier

Most international sales are filled by production from Double Dove. In the event that we were unable to purchase such product from Double Dove, we would need to find an alternate supplier for the 5cc and 10cc syringes and increase domestic production for the 0.5cc insulin syringe, the 5cc and 10cc syringes, and the autodisable syringe and increase domestic production for 1cc and 3cc syringes to avoid a disruption in supply.  As of June 30, 2008, approximately 69.7% of our production was provided by Double Dove.

Fluctuations in Supplies of Inventory Could Temporarily Increase Costs

Fluctuations in the cost and availability of raw materials and inventory and the ability to maintain favorable supplier arrangements and relationships could result in the need to manufacture all (as opposed to 30.3%) of the products in the U.S.  This could temporarily increase unit costs as we ramp up domestic production.

We Are Controlled by One Shareholder

Thomas J. Shaw, our President and Chairman of the Board, and Ms. Suzanne August own 35.3% and 11.8%, respectively, of the outstanding Common Stock as of July 28, 2008.  The shares held by Ms. August are controlled by Mr. Shaw pursuant to a Voting Agreement, which terminates upon sale of all the shares for value or if terminated by both parties in writing.  Mr. Shaw will, therefore, have the ability to direct our operations and financial affairs and to substantially influence the election of members of our Board of Directors.  His interests may not always coincide with our interests or the interests of other stockholders. This concentration of ownership, for example, may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of our Common Stock.  Of the 23,800,064 shares of Common Stock outstanding as of July 28, 2008, executive officers and Directors own or control 11,236,000 (47.2%) of the shares of outstanding Common Stock.

We Have Limited Access to the Capital Markets

The volume of trading in our Common Stock on the NYSE Alternext is low.  Accordingly, it is unclear if there is any significant market for our shares.  This may reduce our ability to raise cash through public or private offerings in the future.

Our Stock Price Sometimes Decreases Below NYSE Alternext Listing Standards

Our share price fluctuates and has fallen below $2.00 which is required for listing on the NYSE Alternext  under its alternative listing standards.  The exchange may initiate delisting procedures, in its discretion.  Delisting of our shares would greatly affect the liquidity of our shares and would reduce our ability to raise funds from the sale of equity in the future.  However, we believe such delisting application to be unlikely.  Furthermore, in the event that we receive a deficiency letter from the NYSE Alternext, we will have the right to appeal such determination.  In addition, entities that are given such notices are usually given up to 18 months to execute a plan to bring themselves into compliance with the listing standards.

Oil Prices and Transportation Costs May Increase Our Costs

As our products are made from petroleum products, high costs of oil and transportation may have a negative impact on our costs to the extent they may not be recoverable through price increases of our products.

Current Economic Conditions May Decrease Collectability of Accounts

Although we believe that we have granted credit to credit-worthy firms, current economic conditions may affect the timing and/or collectability of some accounts.

We Face Inherent Product Liability Risks

As a manufacturer and provider of safety needle products, we face an inherent business risk of exposure to product liability claims in the event of product failure or claim of harm caused by product operation. Product failure could result in injury to the patient and could expose healthcare workers to the risk of blood borne pathogens.  If any of our products prove to be defective, we may be required to recall those products.  We do not have recall insurance.

If a product liability claim is made and damages are in excess of our product liability coverage, our competitive position could be weakened by the amount of money we could be required to pay to compensate those injured by our products.  We have products liability coverage with St. Paul Insurance Company covering up to $1,000,000 per occurrence, with coverage up to $2,000,000 in the aggregate. Each claim is subject to a $25,000 deductible.  Additionally, we have additional product liability protection under an Umbrella Liability Policy.  This policy provides an additional $10,000,000 per occurrence and aggregate limits in the event claims exceed the primary commercial general liability policy limit.  We have not had any product liability claims.

THIS EXCHANGE OFFER

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THIS EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFERING MEMORANDUM AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

General Description

Subject to, and conditioned upon, the terms and conditions of this Exchange Offer, we are making an offer to Eligible Participants to exchange their out-of the-money Eligible Options that are properly tendered in accordance with THIS EXCHANGE OFFER-Procedures for Participating in This Exchange Offer (How to Tender Options) and not validly withdrawn pursuant to THIS EXCHANGE OFFER-Withdrawal Rights (How to Revoke an Election to Participate in This Exchange Offer) before the Expiration Date of this Exchange Offer for New Options to be granted under the 2008 Plan pursuant to the terms set forth below.  This Exchange Offer was approved by our shareholders on September 26, 2008.

This Exchange Offer is voluntary.  If you choose not to participate, you will keep your Eligible Options, you will not receive New Options, and no changes will be made to the terms of your Eligible Options.

This offering is being made on an all-or-none basis.  In order to exchange your Eligible Options under this offering, you must agree to exchange all of your outstanding Eligible Options.  Finally, this offer is being made on a two-for-one basis, i.e. if you exchange options for the purchase of 10,000 shares of Common Stock you will be granted options for the purchase of 5,000 shares of Common Stock.

Purposes of This Exchange Offer

We are engaging in this offering in order to: 1) enhance long-term stockholder value by restoring competitive incentives received by our employees and Directors, 2) encourage ownership of our Common Stock by our employees and Directors and 3) reduce the potential overhang of outstanding options, which is the number of shares issuable upon the vesting and exercise of outstanding stock options, by reducing the total number of shares underlying outstanding stock options tendered pursuant to this Exchange Offer by half.

Many of our employees and Directors now hold stock options with exercise prices significantly higher than the current market price of our Common Stock. For example, on July 28, 2008, the closing price of our Common Stock on the NYSE Alternext was $1.22 per share and the weighted average exercise price of Eligible Options was $8.78. Consequently, as of July 28, 2008, 1,937,945 shares subject to outstanding stock options held by Eligible

Participants were underwater, meaning that the exercise price of each outstanding stock option was higher than the market price for our Common Stock. Although we continue to believe that stock options are an important component of our compensation package, many of our employees and Directors view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our Common Stock. As a result, for many, these options are ineffective at providing the incentives and retention value that our Board of Directors believes is necessary.  We are engaging in this offering to: 1) enhance long-term stockholder value by restoring competitive incentives received by our employees and Directors and 2) encourage ownership of our Common Stock by our employees and Directors.

In addition to providing key incentives to our employees and Directors, this Exchange Offer is also designed to benefit our stockholders by reducing the potential dilution from stock option exercises in the future by reducing the total number of shares underlying outstanding stock options which are tendered pursuant to this Exchange Offer by half. We estimate a reduction in our overhang of outstanding stock options of approximately 968,973 shares, assuming full participation in this Exchange Offer. The actual reduction in our overhang that could result from this Exchange Offer could vary significantly and is dependent upon the actual level of participation.

The Board of Directors approved this Exchange Offer in lieu of granting all new additional options because it wanted to avoid the degree of potential dilution in ownership to our stockholders that would result if we granted employees and Directors options for the collective purchase of an additional 1,937,945 shares of Common Stock to supplement their out-of-the-money options.  The granting of that many additional options would have unduly increased our overhang of outstanding stock options, which may not have been viewed favorably by our stockholders.  In addition, granting that many options, without cancelling any previously granted options, would unduly increase our non-cash operating expenses, as we would need to expense the New Options without the benefit of a credit for cancelling the Eligible Options nor providing the reduction in dilution to our existing shareholders.

Re-pricing of Eligible Options was not undertaken because it would not yield the additional benefit of the reduction of overhang of existing options while still causing the unfavorable accounting impact on the Company due to recognition of the cost of the New Options with no mitigation of such costs for the cancellation of Eligible Options.

Eligible Participants

Any employee (including executive officers) or Director of RTI (including any person on a leave of absence) as of October 17, 2008, who holds Eligible Options, continues to be an employee or Director of RTI through the Expiration Date, and who has not submitted or received a notice of termination of relationship with RTI as of the Expiration Date shall be an Eligible Participant.  As of July 28, 2008, approximately 104 employees and two non-employee Directors were eligible to participate in the Exchange Offer and held Eligible Options for the purchase of 1,937,945 shares of Common Stock.  Directors and executive officers hold Eligible Options for 832,400 of those shares.

If you have tendered Eligible Options under this Exchange Offer and your relationship with RTI has terminated or you have given or received a notice of the termination of relationship with RTI prior to the Expiration Date for any reason (but not if you are on a leave of absence), you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for cancellation.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain with RTI even until the Expiration Date of this offer. The terms of your relationship with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain with us until the Expiration Date or thereafter.

Eligible Options

Any portion of RTI stock options, whether vested or unvested, that is outstanding (i.e. not expired and not previously fully exercised) as of the Expiration Date, is held by an Eligible Participant and was granted under the 1999 Plan or was granted for consulting services is an Eligible Option.  There are currently options for the purchase of 1,937,945 shares of Common Stock that are Eligible Options.  The Eligible Options are all currently exercisable and expire ten years from their respective dates of grant.

Consideration Offered in Exchange for Eligible Options

Eligible Participants that choose to participate in this Exchange Offer will receive New Options which shall be granted under the 2008 Plan.  New Options will be exercisable for half the number of shares as the Eligible Options to be surrendered in exchange. New Options granted to employees will be ISOs (no matter the type of options tendered) unless federal tax rules limit their characterization.  The remainder of New Options granted to employees (in excess of the individual ISO limit) and New Options granted to non-employee Directors shall be NQSOs.

Exchange Ratio

The offering will be made on a two-for-one basis.  Accordingly, if an Eligible Participant surrenders options for the purchase of 10,000 shares, he will receive New Options for the purchase of 5,000 shares of Common Stock.  In the event that one-half the number of underlying shares is a fraction, the number of shares underlying the New Options to be granted will be rounded to the next higher whole number.

Impact of Offering on Non-Participants

This Exchange Offer will have no effect on Eligible Options that you choose not to tender, or on Eligible Options that are not accepted for exchange in this Exchange Offer.

Impact of Participation on Eligible Options

When you tender your Eligible Options and we accept them for exchange, those Eligible Options will be cancelled and you will no longer have any rights to them.

Offering Period

The Offering Period for this Exchange Offer will commence on October 17, 2008, and expire at 5:00 p.m., Central Standard Time, on the Expiration Date which is currently November 18, 2008 (the “Offering Period”). No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date of this Exchange Offer at any time. If we extend this Exchange Offer, we will publicly announce the extension and the new Expiration Date no later than the next Business Day after the last previously scheduled or announced Expiration Date.

Expiration Date

This Exchange Offer expires at 5:00 p.m., Central Standard Time, on November 18, 2008. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date of this Exchange Offer at any time. If we extend this Exchange Offer, we will publicly announce the extension and the new Expiration Date no later than the next Business Day after the last previously scheduled or announced Expiration Date.

Terms of New Options

The options granted pursuant to this Exchange Offer that replace your Eligible Options are New Options. New Options will be subject to the terms of our 2008 Plan and to a new option agreement between you and RTI.

Type of Option

Many of the New Options granted to employees shall be ISOs. New Options granted to non-employee Directors and some New Options granted to certain employees with larger numbers of options will be NQSOs.  If you tender Eligible Options and your Eligible Options are accepted and cancelled, the New Options granted to you will be ISOs unless federal tax rules limit this characterization.  If tax rules limit this characterization, then your New Options will be NQSOs.  See MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES for a discussion of tax consequences of these two differing types of options.

Number of Shares Acquirable

New Options granted pursuant to this Exchange Offer will be exercisable for half the number of shares as the Eligible Options for which such New Options were exchanged. The offering will be made on a two-for-one basis.  Accordingly, if an Eligible Participant surrenders options for the purchase of 10,000 shares of Common Stock, he or she will receive New Options for the purchase of 5,000 shares of Common Stock.  In the event that one-half of the underlying shares is a fraction, the number of shares underlying New Options to be granted will be rounded to the next higher whole number.

Exercise Price

The exercise price per share of the New Options will be equal to the higher of:  1) the last sales price of our Common Stock as reported on the NYSE Alternext on the Date of Grant of the New Options rounded to the next highest dime or 2) $1.30.  We cannot predict the exercise price per share of the New Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to tender your Eligible Options. See INFORMATION ABOUT THE COMPANY-Price Range of Our Common Stock for information concerning the historical prices of our Common Stock.

Effect of Decreases in Stock Price on New Options

Underwater options are options with exercise prices above current market prices.  If the price of our Common Stock decreases after the Date of Grant of the New Options, your New Options may become underwater.  The Exchange Offer is a one-time opportunity and is not expected to be offered again in the future. Your Eligible Options are currently valid for ten years from the date of initial grant, and your New Options will be valid for ten years from the Date of Grant of the New Options, in each case, generally subject to your continued relationship with RTI (with the exception of certain vested NQSOs). We can provide no assurance as to the possible price of our Common Stock at any time in the future. As such, we do not anticipate at this time offering option holders another opportunity to exchange underwater options for New Options. If we do offer option holders another opportunity to exchange underwater options, we would once again need to seek stockholder approval for such exchange.

Date of Grant

We will grant new stock option agreements promptly following the date that Eligible Options are accepted for exchange and cancelled. We expect the Date of Grant of the New Options  to be the Expiration Date.   If the Expiration Date is extended, then the Date of Grant of the New Options will be similarly extended.

Vesting Schedule

Subject to the 2008 Plan, the New Options will vest as follows:  1) for employees, including employee Directors, the New Options shall vest one year after the Date of Grant and 2) for non-employee Directors, the New Options shall vest immediately.

Option Termination Date

All New Options will expire ten years from the Date of Grant. If you cease your relationship with RTI, your New Options may expire earlier.  See THIS EXCHANGE OFFER-Impact of Termination of Relationship with RTI for more information.

Impact of Termination of Relationship With RTI

The treatment of your New Options after termination of your relationship with RTI depends on a variety of factors including the circumstances of the termination as well as the type of New Options (ISOs or NQSOs).

Vested ISOs terminate immediately upon termination of your relationship for cause and three months after termination of such relationship without cause.  Vested ISOs terminate within one year of termination of relationship with RTI by death or disability. Non-vested ISOs terminate immediately upon such termination of relationship.

Vested NQSOs terminate immediately upon termination of your relationship for cause but continue pursuant to their terms if your relationship is terminated without cause.  Vested NQSOs terminate within one year of termination of relationship with RTI due to death or disability.  Non-vested NQSOs terminate immediately upon termination of relationship.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of RTI even through the Expiration Date of this offering. The terms of your relationship with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain with us until the Expiration Date or thereafter.

Differences Between Eligible Options and New Options

New Options will be exercisable for half the number of shares as the Eligible Options surrendered for such New Options and will have substantially the same terms and conditions as the Eligible Options surrendered for such New Options (including the registration of the exercise of such options and the resale of the shares obtained thereby), except as follows:

•

The exercise price for the New Options will be equal to the higher of:  1) the last sales price of the Common Stock as reported on the NYSE Alternext on the Date of Grant rounded to the next highest dime or 2) $1.30;

•	The New Options will have a new ten (10) year termination period beginning on the Date of Grant;

•

Holders of New Options which are NQSOs must pay required withholding and employment taxes due on the date of exercise by the payment of cash. Under the terms of the Eligible Options, the Company can allow the payment of such amounts by the tendering of some of the shares obtained by the exercise of the options, in its discretion. However, the Company is unlikely to permit payment by any method other than the payment of cash;

•	The New Options will not be transferable, except by will or by the laws of descent and distribution. The Eligible Options are transferable, subject to certain limitations; and

•

The New Options will continue, like the Eligible Options, to vest immediately in the event of dissolution, liquidation or merger where the Company does not survive. However, each New Option holder will now have three months in which to exercise his New Options in such event whereas each Eligible Option holder would need to exercise Eligible Options immediately in such event. In addition, the New Options will also vest immediately in the event of the transfer of 50 percent or more of the Common Stock then outstanding or the sale of substantially all of the assets of the Company. This is not true for Eligible Options.

Procedures for Participating in This Exchange Offer (How to Tender Options)

If you are an Eligible Participant, you may tender your Eligible Options at any time before the Expiration Date.

If you elect to exchange your Eligible Options, you must exchange the entire outstanding portion of all your Eligible Options. No partial exchanges will be permitted. If you attempt to exchange a portion but not all of your outstanding Eligible Options, we will reject your tender in full.

How to Tender Eligible Options

To validly tender your Eligible Options pursuant to this Exchange Offer you must remain an Eligible Participant until the Expiration Date and must not have received nor have given a notice of termination or resignation prior to the Expiration Date. You must deliver a properly completed and signed Election Form (and any other document it requires) to Mr. Douglas W. Cowan, by hand, by interoffice mail, by facsimile to (972) 292-1630, by regular or overnight mail to Retractable Technologies, Inc., Attention: Mr. Douglas W. Cowan, 511 Lobo Lane, Little Elm, TX 75068, or by email to rtifinancial@vanishpoint.com. Except as described in the following sentence, the Election Form (and any other document it requires) must be signed by the Eligible Participant who tendered the Eligible Options. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Election Form.  IF YOU WISH TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE, YOU MUST COMPLETE AND SIGN THE ACCOMPANYING ELECTION FORM (AND ANY OTHER DOCUMENT IT REQUIRES) AND DELIVER IT TO US SO THAT WE RECEIVE IT BEFORE 5:00 P.M., CENTRAL STANDARD TIME, ON NOVEMBER 18, 2008 (OR SUCH LATER DATE AS MAY APPLY IF THIS EXCHANGE OFFER IS EXTENDED) BY ONE OF THE FOLLOWING MEANS:

By Hand or Interoffice Mail:

Attention: Mr. Douglas W. Cowan

By Facsimile:

Retractable Technologies, Inc.

Attention: Mr. Douglas W. Cowan

Facsimile: (972) 292-1630

By Mail or Delivery Service:

Retractable Technologies, Inc.

Attention: Mr. Douglas W. Cowan

511 Lobo Lane

Little Elm, Texas 75068

By Email:

rtifinancial@vanishpoint.com

Your Eligible Options will not be considered tendered until we RECEIVE the properly completed and signed Election Form (and any other document it requires) before the Expiration Date. If you miss this deadline, you will not be permitted to participate in this Exchange Offer. We will only accept delivery of the signed Election Form (and any other document it requires) by hand, interoffice mail, facsimile, regular or overnight mail, or email. The method of delivery is at your own choice and risk. You are responsible for making sure the Election Form (and any other document it requires) is RECEIVED by the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we RECEIVE your Election Form (and any other document it requires) on time.  A copy of the Election Form accompanies this Offering Memorandum.

Delivery of Eligible Options Constitutes Binding Agreement to Participate in Exchange Offer

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute, and final, subject to your withdrawal rights under THIS EXCHANGE OFFER-Withdrawal Rights (How to Revoke an Election to Participate in This Exchange Offer) and our acceptance of your tendered Eligible Options in accordance with THIS EXCHANGE OFFER-Manner in Which Tender of Eligible Options Is Accepted.  Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between RTI and you upon the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to extend, amend, withdraw, and terminate this Exchange Offer in accordance with THIS EXCHANGE OFFER-Withdrawal of Exchange Offer by Company, we expect to accept and cancel, promptly on the Expiration Date of the Exchange Offer, all properly tendered Eligible Options that have not been validly withdrawn. You will be required to enter into a stock option agreement governing the terms of the New Options granted to you.

Failure to Properly Tender Options

We will determine the number of shares subject to Eligible Options and all questions as to form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender. Neither RTI nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. We reserve the right to reject any or all tenders of Eligible Options that we determine in our sole discretion are not in appropriate form or would be unlawful to accept. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this Offering Period, subject only to any extension of the Expiration Date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we also reserve the right to waive any of the conditions of this Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Participant.

If you attempt to tender your Eligible Options for exchange and your tender is rejected by the Company (and not cured by a proper re-tender prior to the Expiration Date), you will be treated as a non-participant in the offering.  Accordingly, this Exchange Offer will have no effect on your Eligible Options and you will not be granted any New Options in exchange for your Eligible Options.

This offering is being made on an all-or-nothing basis.  Accordingly, no partial tenders will be accepted.  If you attempt to give a partial tender of only some of your Eligible Options, your tender will be rejected and you will not participate in this Exchange Offer.

Manner in Which Tender of Eligible Options Is Accepted

Upon the terms and subject to the conditions of this Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn on the Expiration Date, which is currently scheduled for 5:00 p.m. Central Standard Time on November 18, 2008. Once we have accepted Eligible Options tendered by you, they will be cancelled and retired on the Expiration Date and you will no longer have any rights under them. We also expect to grant the New Options on the Expiration Date. We will issue stock option agreements for the New Options promptly after we grant the New Options. If this Exchange Offer is extended, then the Date of Grant for the New Options will be similarly extended.

After we cancel Eligible Options tendered for exchange, we will send each tendering eligible option holder a Grant Notice indicating the Date of Grant of the New Options, the option type, and the number of shares underlying such New Options that were granted to that tendering option holder. Promptly thereafter, we will deliver your individual options agreements.

Withdrawal Rights (How to Revoke an Election to Participate in This Exchange Offer)

If you elect to accept this Exchange Offer as to your Eligible Options and later change your mind, you may withdraw your tendered options (beginning on the day of your tender of them) and reject this Exchange Offer at any time before the Expiration Date, by following the procedure described in this section. Please note that, just as you may not tender only part of your Eligible Options, you also may not withdraw your election with respect to only a portion of your Eligible Options. If you elect to withdraw previously tendered options, you must reject this Exchange Offer with respect to all your Eligible Options.

To validly withdraw tendered options, you must deliver to us [using the same delivery form set forth in THIS EXCHANGE OFFER-Procedures for Participating in This Exchange Offer (How to Tender Options)] a properly completed and signed Notice of Withdrawal (and any other document it requires) while you still have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until we RECEIVE your Notice of Withdrawal. If you miss the deadline but remain an Eligible Participant, your previously tendered Eligible Options will be cancelled and exchanged pursuant to this Exchange Offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal (and any other document it requires) is delivered to and RECEIVED by the person indicated in THIS EXCHANGE OFFER-Procedures for Participating in This Exchange Offer (How to Tender Options) above. You must allow for delivery time based on the method of delivery that you choose to ensure that we RECEIVE your Notice of Withdrawal (and any other document it requires) before the Expiration Date.

Except as described in the following sentence, the Notice of Withdrawal (and any other document it requires) must be signed by the Eligible Participant who tendered the Eligible Options to be withdrawn. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Notice of Withdrawal. A copy of the form of the Notice of Withdrawal accompanies this Offering Memorandum.

We recommend that you utilize a method of delivery that allows for proof of delivery.

Accounting Consequences of This Exchange Offer

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or FAS 123(R), regarding accounting for share-based payments. Under FAS 123(R), we will recognize the incremental compensation cost of the New Options. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Options granted in exchange for surrendered Eligible Options, measured as of the date the New Options are granted, over the fair value of the Eligible Options surrendered in exchange for the New Options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the New Options. As would be the case with to be surrendered options, in the event that any of the New Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited New Options will not be recognized.  The amount of this charge may depend on a number of factors, including, but not limited to:

•                  the exercise price per share of the New Options;

•                  the estimated time of exercise of the New Options;

•                  the volatility of the Common Stock;

•                  the annual interest rate;

•                  the level of participation by Eligible Participants in the Exchange Offer; and

•                  the value of the Eligible Options to be canceled.

Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the charge that would result from the Exchange Offer.

Modification of Exchange Offer Terms

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating a notice of the extension to Eligible Participants by public announcement or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension, as applicable, and the new Expiration Date, if any, no later than the next Business Day following the previously scheduled Expiration Date by filing with the SEC a Form 8-K. For purposes of this Exchange Offer, a Business Day means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

We expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to amend, withdraw, or terminate the Exchange Offer in any respect and for any reason as described herein in THIS EXCHANGE OFFER-Withdrawal of Exchange Offer by Company by disseminating notice of the amendment, withdrawal, or termination to Eligible Participants by public announcement or written notice, or otherwise as permitted by applicable law by filing such notice with the SEC as an amendment to the Schedule TO as well as by filing a Form 8-K with the SEC.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take either of the following actions, we will publish a notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least ten Business Days after the date of such notification:

•                  we increase or decrease the amount of consideration offered for the Eligible Options; or

•                  we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Withdrawal of Exchange Offer by Company

Notwithstanding any other provision herein, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if, at any time on or after October 17, 2008, and prior to the Expiration Date, any of the following events has occurred, and the occurrence of such event or events makes it inadvisable, in our reasonable judgment, for us to proceed with the offer or with the acceptance and cancellation of options tendered for exchange:

(a) there shall have been instituted or be pending any action or proceeding by or before any government or governmental, regulatory or administrative agency, authority or tribunal that challenges the making of the Exchange Offer, the acquisition of some or all of the tendered options pursuant to the Exchange Offer or the issuance of New Options;

(b) there shall have been any action taken or pending, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction sought, promulgated, enacted, entered, amended, enforced, or applicable to the Exchange Offer or us, by or before any court or any authority, agency or tribunal that would:

(1) make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Exchange Offer;

(2) delay or restrict our ability, or render us unable, to accept for exchange, or grant New Options for, some or all of the tendered options; or

(3) materially impair the contemplated benefits of the Exchange Offer to us; and

 (c) a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for our Company, shall have been proposed, announced, or made by another person or entity or shall have been publicly disclosed.

The conditions to the offer are for our benefit. We may assert them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described herein will be final and binding upon all persons.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, but not limited to, mail, fax, and telephone expenses, as well as any expenses associated with any tax, legal, or other advisor consulted or retained by you in connection with this Exchange Offer.

Effect of Unauthorized Offers

We are not aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Participants residing in such jurisdiction.

Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to grant New Options for tendered Eligible Options would be subject to obtaining any such governmental approval.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

ANY TAX ADVICE CONTAINED HEREIN AND IN ANY APPENDICES HERETO WAS NOT INTENDED OR WRITTEN TO BE USED AND CANNOT BE USED BY ANY TAXPAYER FOR THE PURPOSE OF (1) AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE RECIPIENT OR ANY TAXPAYER OR (2) PROMOTING, RECOMMENDING, OR MARKETING TO ANOTHER PARTY ANY TRANSACTION OR MATTER DISCUSSED HEREIN.  THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE WRITTEN ADVICE.  THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Exchange Offer. The tax consequences of the Exchange Offer are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. We believe the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or our employees or Directors upon the grant of the New Options.  The issuance of New Options in exchange for Eligible Options shall be treated as the grant of New Options.

Incentive Stock Options (“ISOs”)

Many of the New Options granted to employees shall be ISOs.

Generally, an option holder will not realize taxable income at the time an ISO is granted or exercised.  However, exercise of an ISO may cause the option holder to incur alternative minimum tax liability even if he has no taxable income from the exercise under general income tax principles.  Company Common Stock is granted to an option holder pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the option holder within two years of the date of grant or within one year after exercise of the option, then: (a) any gain upon the subsequent sale of the shares will be taxed to the option holder as a capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes.  The spread between the ISO price and the fair market value of the shares at the time of exercise is a preference item for purposes of the alternative minimum tax.  The issuance of New Options (which are ISOs) in exchange for Eligible Options begins these holding periods again.

If an option holder disposes of shares acquired upon the exercise of an ISO before the expiration of the holding periods described above, then generally: (a) the option holder will be taxed as if he had received compensation income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the exercise date (or, if less, the amount realized on value of the shares on the disposition of the shares) over the option price paid for such shares, and (b) the Company will generally be entitled to a corresponding deduction in that year.  Any further gain or loss realized by the option holder will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

Subject to the disqualifying distribution rules described above, stock acquired through exercise of an ISO must be held for more than 12 months to obtain long-term capital gains treatment.

All stock acquired pursuant to the exercise of an ISO is subject to the holding period rules and disqualifying disposition rules described above. Pursuant to the 2008 Plan, an ISO can only be exercised by payment of the consideration in cash.

To the extent that the aggregate fair market value of the Company’s Common Stock (determined as of the date of grant) with respect to which ISOs are exercisable for the first time by an option holder during any calendar year (under all Company plans) exceeds $100,000, those options will not be considered ISOs.

Your ISO May Be Negatively Affected Even if You Don’t Participate Unless You Affirmatively Decline the Offer

We believe that you will not be subject to current U.S. federal income tax if you elect not to participate in the Exchange Offer.  We also believe that the Exchange Offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISOs (and sales of shares acquired upon exercise of such options) if you affirmatively elect not to participate in the Exchange Offer.  If you elect not to participate in the Exchange Offer in certain circumstances your existing options may be subject to unfavorable tax consequences unless you affirmatively decline the Exchange Offer.

Should you choose not to participate but do not affirmatively decline the Exchange Offer you may be deemed to have a “modified option”.   Under Treasury Regulations applicable to statutory options, such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the Exchange Offer.  The modification of your option may result in material adverse tax consequences to you. The exercise of an ISO generally will not result in taxable income to you (with the possible exception of alternative minimum tax liability) if you do not dispose of the shares received upon exercise of the option less than one year after the date of exercise and two years after the date of grant and you are continuously an employee from the date of grant to three months before the date of exercise (or twelve months in the event of death or disability). A modification described above could mean that this holding period begins again.  Therefore, should you choose not to participate in the Exchange Offer but do not affirmatively reject the Exchange Offer and you dispose of the stock underlying an ISO prior to the satisfaction of the new holding periods (two years from the first day of the Exchange Offer and one year from exercise of the option) you may be taxed as if you received compensation in the year of the disposition.  You must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of: 1) the fair market value of the stock on the date of exercise minus the option price or 2) the amount realized on disposition of the stock minus the option price.  Any gain in excess of these amounts will be treated as either short-term or long-term capital gain.  In such a case, we generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by you.

You may affirmatively decline the offer by checking the box indicating “I choose not to participate in the Exchange Offer at this time” on the Election Form and deliver it (along with any other documents required) to Mr. Douglas Cowan at the Company by the Expiration Date.

Non-Qualified Stock Options (“NQSOs”)

New Options granted to non-employee Directors and some New Options granted to certain employees will be NQSOs.  An option holder will generally not recognize taxable income at the time an NQSO is granted, but taxable income will be realized, and the Company will generally be entitled to a deduction, at the time of exercise of the NQSO. The amount of income and the Company’s deduction will be equal to the difference between the fair market value of the shares on the date of exercise and the NQSO exercise price. The income realized will be taxed to the option holder at ordinary income tax rates for federal income tax purposes at the time of exercise. Withholding and payment of employment taxes are required upon exercise of an NQSO. On subsequent disposition of the shares acquired upon exercise of an NQSO, capital gain or loss as determined under the normal capital asset holding period rules will be realized in the amount of the difference between the proceeds of sale and the fair market value of the shares on the date of exercise.

An option holder must pay the Company, no later than the date on which an amount first becomes includable in the participant’s gross income for federal income tax purposes with respect to an award, any withholding and employment taxes required to be withheld with respect to such amount.  Withholding may be satisfied by a cash payment or by increasing the withholding on an option holder’s cash compensation on the date the NQSO is exercised, but only on terms agreed to in advance by the Company, under the 2008 Plan.

Persons Subject to Laws Outside the U.S.

The tax consequences for employees or Directors subject to laws outside of the U.S. may differ from the U.S. federal income tax consequences. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Offer under all applicable laws prior to participating in the Exchange Offer.

Possible Tax Penalties

If a stock option grant is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and if the requirements of Section 409A are not met, the grant may be subject to the acceleration of income, imposition of higher tax rates and penalties. Stock options, including the New Options granted under the 2008 Plan, are equity awards designed to be exempt from

Code Section 409A. However, if the New Options are determined not to be exempt, they may be subject to such early taxation and penalties.

WE ADVISE ALL ELIGIBLE PARTICIPANTS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE LOCAL, STATE, FEDERAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

INFORMATION ABOUT THE COMPANY

General Description of Our Business

We manufacture and market safety medical products, principally the VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent accidental needlestick injury to healthcare workers and device reuse. Our products are distributed by various specialty and general line distributors. For more information on RTI, visit our website at www.vanishpoint.com.

Financial Information

We have presented below selected financial data. The following selected financial data should be read in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference. In addition, we encourage you to review our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which is also incorporated herein by reference.  You may access our full audited financial statements in our Form 10-K filed on March 31, 2008, and our latest publicly filed interim financial statements in our Form 10-Q filed on August 8, 2008, by accessing the SEC’s internet site at www.sec.gov.

The selected Condensed Statements of Operations data for the years ended December 31, 2007 and 2006 and the selected Condensed Balance Sheet data as of December 31, 2007 and 2006 are derived from our audited financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2007.   Quarterly information is derived from our non-audited financial statements included in our Form 10-Qs ended June 30, 2008 and 2007, respectively.

CONDENSED BALANCE SHEETS

	June 30, 2008
	(unaudited)	December 31, 2007	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$35,296,288	$40,507,431	$46,814,689
Accounts receivable, net	2,770,796	1,667,636	1,956,756
Inventories, net	7,426,029	7,037,129	6,385,780
Income taxes receivable	—	2,345,041	2,355,732
Other current assets	459,135	358,807	267,707
Total current assets	45,952,248	51,916,044	57,780,664
Property, plant, and equipment, net	11,976,641	11,483,423	12,212,140
Intangible assets, net	412,656	424,560	279,846
Other assets	6,211	505,899	522,294
Total assets	$58,347,756	$64,329,926	$70,794,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,434,865	$5,535,365	$4,247,630
Current portion of long-term debt	477,696	387,906	261,905
Accrued compensation	580,643	539,330	472,573
Marketing fees payable	1,419,760	1,419,760	1,419,760
Accrued royalties to shareholders	463,269	619,304	2,755
Other accrued liabilities	405,114	263,339	440,253
Current deferred tax liability	18,538	20,626	45,697
Total current liabilities	6,799,885	8,785,630	6,890,573

Long-term debt, net of current maturities	3,445,399	3,747,259	4,137,231
Long-term deferred tax liability	23,304	36,200	56,828
Total liabilities	10,268,588	12,569,089	11,084,632

Stockholders’ equity:
Preferred stock $1 par value:
Series I, Class B	144,000	144,000	164,000
Series II, Class B	219,700	219,700	224,700
Series III, Class B	130,245	130,245	135,245
Series IV, Class B	552,500	553,500	553,500
Series V, Class B	1,238,821	1,282,471	1,363,721
Common stock, no par value	—	—	—
Additional paid-in capital	53,878,618	53,818,987	54,709,108

Retained earnings/deficit	(8,084,716)	(4,388,066)	2,560,038
Total stockholders’ equity	48,079,168	51,760,837	59,710,312
Total liabilities and stockholders’ equity	$58,347,756	$64,329,926	$70,794,944

CONDENSED STATEMENTS OF OPERATIONS

	Unaudited

	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Year Ended December 31, 2007	Year Ended December 31, 2006

Sales, net	$11,789,382	$11,048,805	$26,289,720	$20,897,207
Reimbursed discounts	—	—	—	4,427,312
Total Sales	11,789,382	11,048,805	26,289,720	25,324,519
Cost of sales
Cost of manufactured product	6,631,927	6,803,001	16,212,609	15,684,450
Royalty expense to shareholders	895,780	843,325	2,087,596	2,093,822
Total cost of sales	7,527,707	7,646,326	18,300,205	17,778,272
Gross profit	4,261,675	3,402,479	7,989,515	7,546,247

Operating expenses:
Sales and marketing	2,468,910	2,691,002	5,299,157	5,545,500
Research and development	532,832	421,715	1,071,143	958,798
General and administrative	5,388,433	4,988,354	11,565,144	7,756,647
Total operating expenses	8,390,175	8,101,071	17,935,444	14,260,945
Loss from operations	(4,128,500)	(4,698,592)	(9,945,929)	(6,714,698)

Interest and other income	495,118	989,895	1,870,512	1,976,406
Interest expense, net	(63,268)	(171,192)	(326,304)	(411,154)
Net loss before income taxes	(3,696,650)	(3,879,889)	(8,401,721)	(5,149,446)
Benefit for income taxes	—	—	(1,453,617)	(1,279,962)
Net loss	(3,696,650)	(3,879,889)	(6,948,104)	(3,869,484)
Preferred stock dividend requirements	(687,585)	(704,251)	(1,399,062)	(1,451,321)
Loss applicable to common shareholders	$(4,384,235)	$(4,584,140)	$(8,347,166)	$(5,320,805)

Loss per share – basic and diluted	$(0.18)	$(0.19)	$(0.35)	$(0.23)

Weighted average common shares outstanding	23,789,068	23,704,164	23,727,029	23,591,999

The book value per share as of June 30, 2008 was $0.76.  We had net losses for the years ended December 31, 2007 and December 31, 2006, and for the three months ended June 30, 2008 and June 30, 2007; therefore, the calculation of our ratio of earnings to fixed charges for such periods is not applicable.

Price Range of Our Common Stock

Options give option holders the right to acquire shares of our Common Stock. None of the Eligible Options are traded on any trading market. Our Common Stock is listed on the NYSE Alternext under the symbol “RVP.”  On July 28, 2008, the closing price of our Common Stock as reported on NYSE Alternext was $1.22.   The following

table sets forth on a per share basis the high and low closing price for our Common Stock on the NYSE Alternext, as applicable, during the periods indicated:

	High	Low
2008
Third Quarter	$1.53	$1.20
Second Quarter	$1.68	$1.22
First Quarter	$2.00	$1.35

2007
Fourth Quarter	$2.12	$1.40
Third Quarter	$2.60	$1.72
Second Quarter	$3.06	$2.25
First Quarter	$3.48	$2.70

2006
Fourth Quarter	$3.44	$2.20
Third Quarter	$3.96	$3.16
Second Quarter	$4.02	$3.22
First Quarter	$4.11	$3.45

Legal Proceedings

On August 12, 2005, we filed a lawsuit against Abbott in the United States District Court in the Eastern District of Texas, Texarkana Division.  We are alleging fraud and breach of contract in connection with the National Marketing and Distribution Agreement dated as of May 4, 2000, which was terminated on October 15, 2003.  We are seeking damages which we estimate to be in millions of dollars of lost profits, out of pocket expenses, and other damages.  In addition, we are seeking punitive damages, pre- and post-judgment interest, and attorney’s fees.  Following Abbott’s unsuccessful attempt to get the case dismissed and ordered to arbitration, Abbott filed an answer and counterclaim on July 15, 2008, alleging several breaches of contract, breach of implied warranty of merchantability, and breach of express warranty, seeking in excess of $6,000,000 in compensatory damages as well as seeking attorneys’ fees.  We deny the validity of Abbott’s counterclaims.  Some discovery has already taken place (related to the hearings addressing the prior motion to compel arbitration) and additional discovery is underway.  The District Court has issued a scheduling order calling for trial in January 2010.

In August 2006, we were sued by Occupational and Medical Innovations Limited (“OMI”) in Federal Court of Australia, alleging that two letters written to OMI by outside counsel contained unjustified threats of patent infringement, but seeking no damages.  OMI later amended its complaint to seek a declaratory judgment that OMI does not infringe our Australian Patent No. 701878, again seeking no damages.  Following a one-day trial in June 2007, the Court held that one of the two letters written by outside counsel contained a threat of patent infringement, and awarded costs to OMI in an amount that has not yet been determined.  Following a one-day trial in June 2008, the Court issued a declaratory judgment in August 2008 stating that OMI’s syringe does not infringe our Australian patent no. 701878 and awarding costs to us.  The amount of costs to be awarded will be determined at a later date.

In June 2007, we sued BD in the United States District Court for the Eastern District of Texas, Marshall Division, alleging infringement of three of the Company’s patents (5,578,011; 5,632,733; and 6,090,077) and violations by BD of the federal and state antitrust laws, and of the Lanham Act.  We subsequently dropped the 5,578,011 patent allegations from the lawsuit.  We and Thomas J. Shaw, a co-plaintiff, are seeking injunctive relief, unspecified monetary damages and reimbursement of attorneys fees in the suit.  BD counterclaimed for non-infringement and invalidity of the asserted patents.  In January 2008, the Court severed the patent claims from the other claims pending resolution of the patent dispute, which is set for trial in March 2009. In April 2008, we and Thomas J. Shaw sued BD in the United States District Court for the Eastern District of Texas, Marshall Division, alleging infringement of another of our recently issued patents (7,351,224), and seeking injunctive relief, unspecified monetary damages (including treble damages) and reimbursement of attorneys fees.  BD counterclaimed for non-infringement and invalidity of the asserted patents.  We moved to consolidate this case with the other patent case against BD that was pending in Marshall and the Court granted our motion, consolidating this case with our above-stated case filed in June 2007.

In September 2007, BD and MDC Investment Holdings, Inc. (“MDC”) sued us in the United States District Court for the Eastern District of Texas, Texarkana Division, initially alleging that the Company is infringing two U.S. patents of MDC (6,179,812 and 7,090,656) that are licensed to BD. BD and MDC seek injunctive relief and unspecified damages.  We counterclaimed for declarations of non-infringement, invalidity and unenforceability of the asserted patents.  The plaintiffs subsequently dropped allegations with regard to patent no. 7,090,656.  The Court conducted a claims construction hearing on September 25th but has not ruled.  No trial date has been set.

In March 2008, MedSafe Technologies LLC (“MedSafe”) initially sued us and BD in the United States District Court for the District of South Carolina, Greenville Division, alleging infringement of a MedSafe patent (6,074,370) and seeking injunctive relief and unspecified monetary damages.  We counterclaimed for declarations of non-infringement, invalidity, and unenforceability of the asserted patent.  BD subsequently settled with MedSafe.  The case is set for trial in October 2009.

In April 2008, we sued OMI in the United States District Court for the Eastern District of Texas, Tyler Division, alleging that OMI has infringed two U.S. patents that are not at issue in the Australian litigation (6,572,584 and 7,351,224).  We also allege theft of confidential information, intentional interference with contracts and engaging in false advertising that wrongfully disparages and mischaracterizes our syringe products.  We further allege that OMI made false allegations regarding the source of origin of its safety syringe products being offered in the U.S. We seek injunctive relief, unspecified damages (including treble damages) and reimbursement of attorneys fees in the suit.  OMI has counterclaimed against us, seeking declaratory judgments of non-infringement and invalidity of our asserted patents.  OMI is not seeking monetary damages.  Trial is set for December 2009 and discovery is commencing.

In September 2008, we and Thomas J. Shaw sued Safety Medical International (“SMI”) in the United States District Court for the Eastern District of Texas, Tyler Division, alleging infringement of two of our U.S. patents (6,572,584 and 7,351,224), and seeking injunctive relief, unspecified monetary damages and reimbursement of attorneys fees.  This case is awaiting service on SMI, and no answer has been filed.

Future Plans

We are in the process of amending our Employment Agreement with Mr. Thomas J. Shaw, our Chief Executive Officer, to ensure that no rights thereunder would constitute non-qualified deferred compensation under Section 409A of the Code.

Management further plans to propose to the Compensation and Benefits Committee the issuance of additional options to employees (including executive officers) and Directors for the purchase of up to 500,000 shares of Common Stock in the immediate future.

Additional Information

With respect to this Exchange Offer, we have filed with the SEC a tender offer statement on Schedule TO, as it may be amended, of which this Offering Memorandum is a part. This Exchange Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options:

(a)          our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)         our definitive Proxy Statement for our 2008 annual meeting of stockholders, filed with the SEC on August 19, 2008;

(c)          our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, filed with the SEC on August 8, 2008; and

(d)         the description of our Common Stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on May 2, 2001, including any amendments or reports filed for the purpose of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.  You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our website address is www.vanishpoint.com. Information contained on our website is not part of this Exchange Offer.

We will also provide without charge to each person to whom we deliver a copy of this Offering Memorandum, upon their written or oral request, a copy of any or all of the documents to which we have referred you. Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m. Central Standard Time, to:

Mr. Douglas W. Cowan

Retractable Technologies, Inc.

511 Lobo Lane

Little Elm, Texas 75068

Telephone: (972) 294-1010

Facsimile: (972) 292-1630

rtifinancial@vanishpoint.com

The information about us contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

THIS EXCHANGE OFFER AND OUR SEC REPORTS REFERRED TO ABOVE INCLUDE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS. GIVEN THESE RISKS AND UNCERTAINTIES, YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. WHILE WE BELIEVE OUR PLANS, INTENTIONS, AND EXPECTATIONS REFLECTED IN THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE,

THESE PLANS, INTENTIONS, OR EXPECTATIONS MAY NOT BE ACHIEVED.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN EXCHANGE OFFER

Executive officers and Directors are eligible to participate in this Exchange Offer.  Options for the purchase of a total of 2,474,645 shares of Common Stock are outstanding and options for the purchase of 1,937,945 shares of Common Stock are the maximum number of shares subject to options eligible for participation in this Exchange Offer.  The following table sets forth certain information regarding the Eligible Options held by executive officers and Directors, all of whom are eligible for participation in this Exchange Offer.  All such options are vested.  Collectively, our executive officers and Directors hold options for the purchase of 832,400 shares of Common Stock.

	Option Awards
Name	Number of Securities Underlying Eligible Options	Option Exercise Price ($)	Option Expiration Date

Douglas W. Cowan	25,000	10.00	06/30/09
Vice President, CFO	25,000	10.00	11/01/10
	25,000	6.90	09/30/12
	125,000	8.65	06/23/13
	4,000	8.87	05/11/14
Total: Douglas W. Cowan	204,000
Percentage of Outstanding Eligible Options	10.5%
Percentage of Outstanding Options	8.2%

Steven R. Wisner	150,000	10.00	10/24/09
Executive Vice President,	15,000	10.00	11/01/10
Engineering and Production	20,000	6.90	09/30/12
	12,500	8.65	06/23/13
	3,900	8.87	05/11/14
Total: Steven R. Wisner	201,400
Percentage of Outstanding Eligible Options	10.4%
Percentage of Outstanding Options	8.1%

Michele M. Larios	15,400	10.00	06/30/09
Vice President,	25,000	10.00	11/01/10
General Counsel	25,000	6.90	09/30/12
	124,600	8.65	06/23/13
	4,100	8.87	05/11/14
Total: Michele M. Larios	194,100
Percentage of Outstanding Eligible Options	10.0%
Percentage of Outstanding Options	7.8%

	Option Awards
Name	Number of Securities Underlying Eligible Options	Option Exercise Price ($)	Option Expiration Date

Russell B. Kuhlman	15,600	10.00	06/30/09
Vice President, Sales	10,000	10.00	11/01/10
	20,000	6.90	09/30/12
	79,400	8.65	06/23/13
	1,900	8.87	05/11/14
Total: Russell B. Kuhlman	126,900
Percentage of Outstanding Eligible Options	6.5%
Percentage of Outstanding Options	5.1%

Marwan Saker	61,000	10.00	03/17/10
Director	5,000	10.00	11/01/10
	10,000	6.90	09/30/12
	5,000	7.50	05/11/09
Total: Marwan Saker	81,000
Percentage of Outstanding Eligible Options	4.2%
Percentage of Outstanding Options	3.3%

Clarence Zierhut	5,000	10.00	06/30/09
Director	5,000	10.00	11/01/10
	10,000	6.90	09/30/12
	5,000	7.50	05/11/09
Total: Clarence Zierhut	25,000
Percentage of Outstanding Eligible Options	1.3%
Percentage of Outstanding Options	1.0%

The Company has granted options to its executive officers and Directors (in addition to its employees) under the 1999 Plan.  Those options are reflected in the above chart.  All of those options are Eligible Options which may be exchanged in this offering.

The following executive officer, affiliate and Directors do not hold any options:

NAME	POSITION
Thomas J. Shaw	President, Chief Executive Officer and Chairman of the Board
Marco Laterza	Independent Director
Amy Mack	Independent Director
Suzanne August	Greater than 10% shareholder

There have been no transactions in options by the Company or any of its executive officers, affiliates or Directors within 60 days of this Offering Memorandum.

There are no arrangements among the Company, executive officers, Directors, and affiliates regarding our securities other than the fact that Mr. Thomas J. Shaw (owner of 8,400,000 shares of Common Stock) controls an additional 2,800,000 shares held by Ms. Suzanne August (a more than 10% shareholder) pursuant to a Voting Agreement.  Pursuant to that agreement, Mr. Shaw will permanently control those shares until their sale to a third party or if terminated by both parties in a writing.

NO RECOMMENDATION BY COMPANY

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

QUESTIONS/DOCUMENT REQUESTS

You should direct questions about this Exchange Offer or requests for assistance (including requests for additional copies of documents relating to this Exchange Offer) to Mr. Douglas W. Cowan by hand, by interoffice mail, by facsimile to (972) 292-1630, by regular or overnight mail to Retractable Technologies, Inc., Attention: Mr. Douglas W. Cowan, 511 Lobo Lane, Little Elm, TX 75068, or by email to rtifinancial@vanishpoint.com.